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                                                                 EXHIBIT 3(i)(A)

                           CERTIFICATE OF DESIGNATIONS
                                       of
                            SERIES D PREFERRED STOCK
                                       of
                             EOS INTERNATIONAL, INC.

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                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)
                 -----------------------------------------------

        Eos International, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law on December 10, 2002 at a meeting duly called and held:

        RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the Board of Directors hereby creates a series of preferred stock, $0.01 par value, of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

        Section 1. Designation and Amount. The shares of this series shall be designated as "Series D Perpetual Preferred Stock" (the "Series D Preferred Stock") and the number of shares constituting the Series D Preferred Stock shall be 1,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no increase shall be made after shares of Series D Preferred Stock have been issued and no decrease shall reduce the number of shares of Series D Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series D Preferred Stock.

        Section 2. Dividends and Distributions. Subject to the rights of the holders of any shares of any series of preferred stock (or any other stock) ranking senior to the Series D Preferred Stock with respect to dividends, the holders of shares of Series D Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available for that purpose.

        Section 3. Voting Rights. Except as required by law, holders of Series D Preferred Stock shall have no voting rights and their consent shall not be required for taking any corporate action. The Corporation shall have the right to purchase Series D Preferred Stock without the vote or consent of any holders of Series D Preferred Stock. The Corporation shall not have the right to issue preferred stock ranking senior to or on a parity with (either as to dividends or upon

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liquidation, dissolution or winding up) the Series D Preferred Stock without the vote or consent of the holders of Series D Preferred Stock.

        Section 4.      Certain Restrictions.

                (A) So long as any shares of the Series D Preferred Stock remain outstanding, the Corporation shall not:

                        (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock, except that the Corporation may declare and pay dividends on the Common Stock payable in shares of Common Stock;

                        (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Preferred Stock, except dividends paid ratably on the Series D Preferred Stock and all such parity stock on which dividends are payable; or

                        (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire (a) shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series D Preferred Stock, or (b) shares of any such junior stock pursuant to the terms of compensation plans relating to officers, directors, employees or consultants of the Corporation or any of its Subsidiaries, or (c) shares of any such junior stock pursuant to the exercise of dissenters' rights or otherwise as required by law, or (d) fractional shares of any such junior stock in connection with any capital reorganization.

                (B) The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

        Section 5. Reacquired Shares. Any shares of Series D Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein or in the Certificate of Incorporation, including any Certificate of Designations creating a series of preferred stock or any similar stock, or as otherwise required by law.

        Section 6. Liquidation, Dissolution or Winding Up. Upon the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the holders of shares of Series D Preferred Stock shall have a right prior to the payment of any amount to any class of preferred stock of the Corporation junior to the Series D Preferred Stock, and on a pro rata basis with any preferred stock of the Corporation on parity with (either as to dividends or upon liquidation, dissolution or winding up) the Series D Preferred Stock, to be paid for each

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share an amount (the "Liquidation Preference") equal to the product of (a)
$3,384.90278 plus, in the event that the original date of issuance of the Series D Preferred Stock is after December 31, 2002, $2.3472 for each day after December 31, 2002 to, but not including, the date of original issuance of the Series D Preferred Stock and minus, in the event that the original date of issuance of the Series D Preferred Stock is before December 31, 2002, $2.3472 for each day before December 31, 2002, to, but not including, the original date of issuance of the Series D Preferred Stock (the "Initial Liquidation Preference"), (b) 1.13, and (c) the number of years and fraction of any portion of a year from the date of issuance of the share of Series D Preferred Stock to, but not including, the date fixed by the Corporation for payment of the Liquidation Preference. If the assets of the Corporation are not sufficient to pay the full amount of the Liquidation Preference to all holders of shares of Series D Preferred Stock, the assets shall be distributed ratably among the holders of shares of Series D Preferred Stock according to the number of shares held by each. After payment in full of the Liquidation Preference to the holders of shares of Series D Preferred Stock, the remaining assets of the Corporation shall be distributed among the holders of shares of Common Stock and other securities junior to the Series D Preferred Stock, as set forth elsewhere in this Certificate of Incorporation.

        Section 7. Redemption. Shares of Series D Preferred Stock shall be redeemable as provided below.

                (A)     Mandatory Redemption.

                        (i) The Corporation shall cause all shares of Series D Preferred Stock to be redeemed at the Redemption Price (as defined below) effective as promptly as practicable after the closing of any Complete Sale (as defined below), but in no event later than 20 Business Days after such closing. For the purposes hereof, "Business Day" shall mean any weekday on which banks are open for the conduct of business in the State of New York.

                        (ii) If at any time the Corporation shall effect a Partial Sale (as defined below) then 50% of the Net Proceeds (as defined below) therefrom shall be applied to the redemption of outstanding shares of Series D Preferred Stock (to the extent that shares of Series D Preferred Stock are then outstanding) at the Redemption Price (as defined below), with such redemption to take effect as promptly as practicable after the closing of the Partial Sale, but in no event later than 20 Business Days after such closing.

                        (iii) "Complete Sale" means (a) a completed tender offer, a merger or consolidation of the Corporation into or with one or more Persons, or any other business combination if the stockholders of the Corporation immediately prior to such transaction do not hold at least a majority of the Voting Power of the surviving Person immediately following completion of such transaction, or (b) the voluntary sale, conveyance, exchange or transfer (i) to another Person of the Common Stock or other securities of the Corporation if the stockholders of the Corporation immediately prior to such transaction do not hold at least a majority of the Voting Power of the Corporation immediately after completion of such transaction, or (ii) to another Person other than one or more Subsidiaries of the Corporation of all or substantially all the assets of the Corporation and the Subsidiaries of the Corporation considered as a whole.

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                        (iv)    "Convertible Unsecured Subordinated Debt of the
Corporation" means indebtedness of the Corporation that is unsecured and subordinated to all other indebtedness of the Corporation and is fully convertible into Common Stock of the Corporation, with no portion of the principal thereof having a scheduled maturity of less than five years after the date of original issuance.

                        (v) "Equity Securities" of the Corporation means Common Stock, preferred stock, or Convertible Unsecured Subordinated Debt of the Corporation but does not include warrants, options, phantom securities or other derivative securities, or Common Stock or preferred stock issuable upon the conversion of debt securities other than Convertible Unsecured Subordinated Debt of the Corporation.

                        (vi) "Net Proceeds" means actual cash proceeds, net of all out-of-pocket expenses incurred by the Corporation or any Subsidiary of the Corporation in connection with the Partial Sale, and the amount of any indebtedness or other obligation required to be paid by the Corporation or any Subsidiary of the Corporation as a condition to or as a result of the Partial Sale, and net of taxes (due or estimated to be due in connection with the Partial Sale), in each case as determined in good faith by the Board of Directors. In the event the Corporation receives proceeds in a Partial Sale in the form of securities or other property, and if the Corporation directly or indirectly liquidates such securities or other property for cash, such cash (subject to reduction as provided in this clause (vi)) shall at that time be deemed "Net Proceeds."

                        (vii) "Partial Sale" means any of the following transactions, unless the transaction also fits within the definition of "Complete Sale," in which case the transaction will be deemed a "Complete Sale" and not a "Partial Sale" hereunder:

                                (a) a private placement or public offering for cash of Equity Securities by the Corporation in which more than $500,000 in cash is raised (net of underwriting commissions and payments to placement agents), other than pursuant to (x) an exercise of warrants which were issued by the Corporation to the initial holders of the Series D Preferred Stock, or (y) an exercise of options which were issued by the Corporation as compensation, or as a pre-employment award, to directors, officers, employees or consultants of the Corporation or any of its Subsidiaries, or (z) the Corporation's private equity offering effected prior to, simultaneous with, or immediately following the original issuance of the Series D Preferred Stock to the holders of the Series D Preferred Stock, or

                                (b) the merger or consolidation of a Subsidiary of the Corporation into or with one or more Persons if (i) the Corporation or one or more of its Subsidiaries do not hold a majority of the Voting Power of the surviving Person immediately following completion of such transaction and (ii) the Corporation or one or more of its Subsidiaries receives cash compensation in such transaction, or

                                (c) the sale, conveyance, exchange or transfer by the Corporation for cash to a Person other than a Subsidiary of the Corporation of (i) common

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        stock or other securities of a Subsidiary of the Corporation, or (ii)
        all or substantially all the assets of a Subsidiary of the Corporation.

                        (viii)  "Person" means any individual, firm,
corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body, or other entity of any kind.

                        (ix) "Subsidiary" of the Corporation means (a) any corporation, association or other business entity of which more than 50% of the Voting Power is held by the Corporation or a Subsidiary and (b) any partnership
(i) the sole general partner or the managing general partner of which is the Corporation or a Subsidiary of the Corporation or (ii) the only general partners of which are the Corporation or of one or more Subsidiaries of the Corporation (or any combination thereof).

                        (x) "Voting Power" of a Person is deemed to be held by a second Person if shares or other interests of the first Person's capital stock or other interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof and to vote on matters generally submitted to a vote of equity holders is at the time owned or controlled, directly or indirectly, by the second Person or by one or more Subsidiaries of the second Person (or a combination thereof).

                (B) Redemption at the Corporation's Option. The Corporation shall have the right, at its option, at any time and from time to time on notice as hereinafter provided, to redeem all or any number of the outstanding shares of the Series D Preferred Stock by paying for each share an amount (the "Redemption Price") equal to the product of (a) the Initial Liquidation Preference, (b) 1.13 and (c) the number of years and fraction of any portion of a year from the date of issuance of the share of Series D Preferred Stock to, but not including, the date fixed for redemption in the notice of redemption (the "Redemption Date"). Shares of Series D Preferred Stock so redeemed shall not be reissued.

                (C)     Redemption Procedures.

                        (i) In all cases of redemption of shares of Series D Preferred Stock, no less than 20 nor more than 40 Business Days' notice shall be mailed to the respective stockholders whose shares are to be redeemed at their respective addresses appearing on the books of the Corporation. The notice shall specify (w) the Redemption Date, (x) the Redemption Price, (y) if fewer than all outstanding shares of Series D Preferred Stock are to be redeemed, the identification of the particular shares to be redeemed, and (z) the place or places where such Series D Preferred Stock is to be surrendered for payment of the Redemption Price. "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

                        (ii) Notice of redemption having been given as aforesaid, the Redemption Price of the Series D Preferred Stock so to be redeemed shall, on the Redemption Date, become due and payable, and from and after such date (unless the Corporation shall default in the payment of the Redemption Price), such shares of Series D Preferred Stock shall no longer be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except

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the right to receive the Redemption Price without interest) shall cease. Upon surrender of any certificate representing any such share of Series D Preferred Stock for redemption in accordance with said notice, the Redemption Price shall thereupon be paid (without interest, in cash). Notwithstanding the foregoing, the Corporation's obligation to complete a mandatory redemption under Section 7(A) shall be conditioned upon the closing of the Complete Sale or Partial Sale which is the basis for such mandatory redemption, whether or not the notice of redemption so specifies.

                        (iii) In the case of any partial redemption, the Corporation will select the shares of Series D Preferred Stock to be redeemed on a pro rata basis. In the event any certificate that represents more than one share of Series D Preferred Stock, not all of which are subject to redemption, is surrendered at any office or agency of the Corporation designated for that purpose (with, if the Corporation so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Corporation duly executed by, the holder thereof or such holder's attorney duly authorized in writing), the Corporation shall execute and deliver to the holder of such shares of Series D Preferred Stock without service charge, a new certificate or certificates, representing any number of shares of Series D Preferred Stock, as requested by such holder, in an aggregate amount equal to the number of shares not redeemed and represented by the certificate so surrendered.

                        (iv) Notwithstanding the foregoing, the Corporation shall not be required to redeem shares of Series D Preferred Stock in violation of any law to which the Corporation is subject or in circumstances in which such redemption would violate any agreement between the Corporation and holders of Senior Debt of the Corporation. "Senior Debt" means indebtedness of the Corporation for borrowed money, but does not include indebtedness of Subsidiaries of the Corporation for borrowed money for which the Corporation is not also obligated.

        IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 19th day of December, 2002.

                                                  EOS INTERNATIONAL, INC.


                                                  By: /s/ PETER A. LUND
                                                      --------------------------
                                                      Name:  Peter A. Lund
                                                      Title: Chairman

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